Exhibit 12.1

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated December 10, 2020, relating to the financial statements of LK Secured Lending Reg A Fund, LLC., appearing in this Regulation A Offering Statement.

/s/ Duner and Foote
Irvine, California
December 21, 2020